Exhibit 99.1

Byrna Technologies Inc. to Present at Ladenburg Thalmann Virtual Technology Expo on Thursday November 18, 2021

ANDOVER, MA – November 10, 2021 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) announced today that Bryan Ganz, Byrna’s Chief Executive Officer, is scheduled to present at the Ladenburg Thalmann Virtual Technology Expo on Thursday, November 18 at 9:30 am ET.

Register to watch the presentation here: conference.ladenburg.com. Investors can also request 1x1 meetings with Byrna on the event website.

A replay of the webcast will be archived and available at ir.byrna.com.

The one-day Ladenburg Virtual Tech Expo will feature presentations from the management of approximately 50 technology companies from the US and Israel, covering connectivity, cloud and enterprise software, cybersecurity, streaming media, semiconductors, mobility, virtual and augmented reality, blockchain, bitcoin mining, AI, e-commerce, ed-tech, public safety, space-tech and defense. Management teams will be presenting virtually to a select invite-only institutional investor audience and presenting companies will be hosting virtual one-on-one meetings.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state-of-the-art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com.

Contact: Byrna Technologies Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Devin Sullivan 212-836-9608 dsullivan@equityny.com